Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into by and between Maze Therapeutics, Inc. a Delaware corporation, having a place of business at 131 Oyster Point Blvd, Suite 200, South San Francisco, CA 94080 (the “Company”), and Charles Homcy, an individual (“Consultant”), having a primary address of effective as of November 1, 2019 (“Effective Date”).

RECITALS

Whereas, Consultant has unique skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company with respect to its research and development.

Whereas, the Company desires that Consultant advise and consult with the Company in the research, development and analysis of technology relating to the Company’s research and product development efforts, and Consultant agrees to provide such assistance to the Company through a consulting relationship with the Company, subject to and in accordance with the terms and conditions of this Agreement.

Now Therefore, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES ENGAGEMENT. The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting services for the Company as set forth herein.

1.1 Scope. Consultant shall provide advice and consulting services (“Services”) to the Company as requested from time to time during the term. The specific nature and amount of the Services to be performed shall be determined by the Company during the term of this Agreement.

1.2 Performance and Time Commitment. Consultant shall render the Services at such times as may be mutually agreed upon by Consultant and the Company. Consultant shall perform the services at the Company’s principal place of business, and other Company location, or at other places upon mutual agreement of the parties.

1.3 Professional Standards. The manner and means used by Consultant to perform the Services desired by the Company are in the sole discretion and control of Consultant, subject to the terms of this Agreement. Consultant’s Services, and the results thereof, will be performed with and be the product of the highest degree of professional skill and expertise.

1.4 Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold himself or herself out as, or give any person any reason to believe that he or she is, an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance. All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains the right (as limited in Section 5) to provide services for others during the term of this Agreement and is not required to devote Consultant’s services exclusively for the Company.

1.5 Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

2. COMPENSATION.

2.1 Equity Compensation. Subject to approval by the Board of Directors of the Company (the “Board”), and as consideration for the Services, the Company will grant Advisor an option to purchase 150,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), under the Company’s 2019 Equity Incentive Plan, at a per share purchase price equal to the fair market value of a share of Common Stock as determined by the Board on the date of such grant. The option will vest as follows: half of the shares will vest on the first anniversary of Effective Date, and following that, 1/24th of the shares will vest on a monthly basis thereafter, subject to Consultant’s continued full-time employment on the relevant vesting dates. For the purposes of clarity, no shares will vest prior to Consultant’s commencement of employment with the Company and no rights to any vesting will be earned or accrued during the Services under this Agreement. Further, the board of directors of the Company shall accelerate the vesting of all of the then-unvested shares upon the consummation of a Sale Event; provided, however, that any and all acceleration and vesting of the Shares in connection with a Sale Event is conditioned upon Consultant’s continuing Service from the date hereof through the date of such Sale Event. A “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or entity or group of persons and/or entities, or (iv) any other acquisition of the business of the Company, as determined by the board of directors; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or any other capital raising event, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

2.2 Cash Compensation. As compensation for Consultant’s services and the discharge of all Consultant’s obligations hereunder, the Company will pay Consultant a consulting fee of $240,000 per year, payable monthly in arrears.

3. EXPENSES. The Company shall reimburse Consultant for expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, so long as such expenses are reasonable and necessary as determined by the Company. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company.

4. MAINTAINING CONFIDENTIAL INFORMATION.

4.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology know-how, data, inventions, developments, plans business practices, and strategies. Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) confidential and proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; (v) information of third parties as to which the Company has an obligation of confidentiality; or (vi) the terms and conditions of this Agreement.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of the Company, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control. Consultant agrees to take all actions reasonably necessary to protect the confidentiality of all Information. Consultant’s obligations of confidentiality and non-use contained in this Section 4 herein shall survive any termination or expiration of this agreement for a period of seven (7) years thereafter. Nothing in this Section 4 or otherwise in this Agreement shall limit or restrict in any way Consultant’s immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit A.

4.2 Other Employer Information. Consultant agrees that Consultant will not, during Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies, if any, and that Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies.

4.3 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he or she owes the Company and such third parties, both during the term of Consultant’s engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

5. INVENTIONS.

5.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques, works of authorship and other materials of any kind learned, conceived or developed by Consultant, alone or jointly with others, pursuant to Consultant’s performance of the Services for the Company or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection or of tasks assigned to Consultant by the Company hereunder (the “Service Product”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.

5.2 Inventions Assigned to the Company. Consultant agrees that any and all Service Product shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company all Consultant’s right, title and interest in and to any and all Service Product. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Service Product are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

Consultant further agrees that the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of Consultant’s Service Product under this Agreement.

5.3 Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all “moral rights,” including any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right,” that Consultant may have in or with respect to any Service Product, during and after the term of this Agreement.

5.4 Related Rights. To the extent that Consultant owns or controls (presently or in the future) any “related rights,” including patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement, Consultant hereby grants or will cause to be granted to Company a non- exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such related rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5.5 Obtaining Intellectual Property Protection. Consultant agrees to assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Service Product in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Consultant’s engagement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf to execute, verify and file, with the same legal force and effect as if executed by Consultant, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to the Company.

6. WARRANTIES.

6.1 No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.

6.2 Non-infringement. Consultant represents and warrants that the Service Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights or any rights of privacy or rights of publicity, except to the extent any portion of the Service Product is created, developed or supplied by Company or by a third party on behalf of Company.

7. TERM AND TERMINATION. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as Consultant is performing Services pursuant to this Agreement. Either party may terminate this Agreement at any time, for any reason or no reason, upon at least ten (10) days written notice to the other party, except, upon either party’s material breach of the terms of this Agreement, the non-breaching party may terminate this Agreement with immediate effect upon written notice to the breaching party. In the event of any termination, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Information, Service Product, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement. Unless earlier terminated as provided herein, this Agreement shall expire on the date Consultant commences employment with the Company.

8. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

9. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

10. INDEMNIFICATION. The Company agrees to indemnify and hold harmless Consultant against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) based on any third party claims or action arising out of the actions of the Company, its employees or any third party acting on behalf or under authorization from the Company in the performance of this Agreement or as a result of any products developed or made as a result of information or materials received from Consultant, except to the extent that such claim or action results from the negligent or intentionally wrongful acts of Consultant.

11. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information or Service Product without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

12. GOVERNING LAW; SEVERABILITY; WAIVER. This Agreement shall be governed by and construed according to the laws of the State of California, without giving effect to any conflict of laws rules that would require application of other laws. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

13. ATTORNEYS’ FEES. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

14. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement, together with its Exhibit, constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

15. NOTICES; COUNTERPARTS. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If to the Company:	If to the Consultant:

Attn: Head of Legal	Attn: Charles Homcy
CC: Requestor Title	Address noted in preamble
131 Oyster Point Blvd, Suite 200 South San Francisco, CA 94080

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MAZE THERAPEUTICS, INC.		CONSULTANT FULL NAME

By:	/s/ Jason Coloma	By:	/s/ Charles Homcy
Name: Jason Coloma		Name: Charles Homcy
Title: Chief Executive Officer		Title: Consultant

EXHIBIT A

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.